As filed with the Securities and Exchange Commission on March 17, 2000
                                                      Registration No. 333-95275
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                 AMENDMENT NO. 1
                                       TO

                             REGISTRATION STATEMENT
                                       ON

                                    FORM F-3

                                      Under
                           THE SECURITIES ACT OF 1933

                             Optimal Robotics Corp.
             (Exact name of Registrant as specified in its charter)

                     --------------------------------------

           Canada                              7373                       98-0160833
(State or other jurisdiction of     (Primary Standard Industrial      (I.R.S. Employer
 incorporation or organization)      Classification Code Number)      Identification No.)
                     --------------------------------------

                                4700 de la Savane
                                    Suite 101
                            Montreal, Quebec H4P 1T7
                                 (514) 738-8885
   (Address and telephone number of Registrant's principal executive offices)
                     --------------------------------------

                              CT Corporation System
                                 111 8th Avenue
                            New York, New York 10011
                            Telephone (212) 894-8400
                     --------------------------------------
            (Name, address and telephone number of agent for service)
                     --------------------------------------

     Guy P. Lander                                   Leon P. Garfinkle
     Goodman Phillips & Vineberg                     Goodman Phillips & Vineberg
     430 Park Avenue                                 1501 McGill College Avenue
     New York, New York 10022                        Montreal, Quebec H3A 3N9
     (212) 308-8866                                  (514) 841-6400

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             Optimal Robotics Corp.

          Cross Reference Sheet Pursuant to Regulation S-K, Item 501(b)


                       Form F-3 Item                                    Sections in Prospectus

Forepart of the  Registration  Statement  and Outside Front
     Cover Page of Prospectus..........................              Outside Front Cover Page

Inside Front and Outside Back Cover Pages of Prospectus              Inside Front and Outside Back Cover Pages

Summary  Information,  Risk Factors,  and Ratio of Earnings
     to Fixed Charges..................................              Prospectus Summary; Risk Factors

Use of Proceeds........................................              Use of Proceeds

Determination of Offering Price........................              Plan of Distribution

Dilution...............................................              Inapplicable

Selling Security Holders...............................              Selling Shareholder

Plan of Distribution...................................              Outside Front and Inside Front Cover Pages;
                                                                        Plan of Distribution

Description of Securities to be Registered.............              Description of Capital Stock

Interests of Named Experts and Counsel.................              Legal Matters; Experts

Material Changes.......................................              Inapplicable

Incorporation of Certain Information By Reference                    Where You Can Get More Information

Disclosure of Commission Position on Indemnification
     for Securities Act Liabilities.........                         Inapplicable


                              DATED MARCH 17, 2000

PROSPECTUS

                            253,420 Class "A" Shares

                             OPTIMAL ROBOTICS CORP.

                                  COMMON SHARES

     One of our shareholders, Gerard Klauer & Mattison, Inc., is offering for sale 253,420 of our common shares, which trade on the Nasdaq National Market under the symbol "OPMR". Gerard Klauer is a statutory underwriter with respect to 12,820 of these shares. On March 15, 2000 the last reported sale price for the common shares was $38.50 per share. Because the common shares are being offered by a shareholder and not by us, we will receive no proceeds from the offering. However, the shareholder will pay $1,671,290 to us upon its exercise of warrants to acquire the common shares which it is offering under this prospectus. See "Use of Proceeds."

                              ---------------------

     Investing in the common shares involves certain risks. See "Risk Factors" beginning on page 3.

                              ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


March 17, 2000

                               PROSPECTUS SUMMARY

     The summary is not complete and does not contain all of the information that you should consider before investing in our common shares. We encourage you to read the entire prospectus carefully, including the section entitled "Risk Factors," and to also read the financial statements and the notes to those financial statements that we have incorporated into this prospectus by reference. In this prospectus, except where otherwise indicated, references to "dollars" or "$" are to United States dollars.

                                   Our Company

     We are the leading provider of self-checkout systems to retailers in the United States. Our principal product is the U-Scan Express, an automated self-checkout system which enables shoppers to scan, bag and pay for their purchases with little or no assistance from store personnel. We estimate that in 1999 U-Scan Express systems processed over 45 million customer transactions. The U-Scan Express can be operated quickly and easily by shoppers and makes the checkout process more convenient for them. The U-Scan Express also reduces the cost of checkout transactions to retailers and addresses labor shortage problems by replacing manned checkout counters with our automated self-checkout stations.

     As of December 31, 1999, we had installed 375 U-Scan Express systems, consisting of 1,498 checkout stations, in 328 stores of leading retailers across 29 states. Each U-Scan Express system typically includes four checkout stations and one manned supervisor terminal. As of January 31, 2000, we had purchase commitments for a minimum of 457 U-Scan Express systems.

     The following chart provides information regarding the U-Scan Express systems we have installed during the last five years:

                                                          1995         1996         1997        1998         1999
                                                          ----         ----         ----        -----        ----
     U-Scan Express system installations:
            Systems installed during year                   2            6           22           57          288
            Systems installed at year-end                   2            8           30           87          375
     U-Scan checkout stations installed at year-end         8           32          120          346        1,498
     Customer transactions (millions) (1)                                                         12           45


-----------
(1) Estimated, based on reports provided by our customers. Prior to 1998, we did not track this data.

Our Corporate Information

     Optimal was formed in 1984 and is incorporated under the federal laws of Canada. We commenced our current business in 1991. Our principal office is located at 4700 de la Savane, Montreal, Quebec, H4P 1T7, and our telephone number is (514) 738-8885. We have one subsidiary, Optimal Robotics, Inc., a wholly-owned Delaware corporation.


                                  The Offering

Common shares offered..................................      253,420(1)
Common shares to be outstanding after the offering.....      11,714,353 (2)(3)

Use of Proceeds........................................      The Company will receive no proceeds from this
                                                             offering, other than those received from the selling
                                                             shareholder's exercise of warrants, which will be used
                                                             for general corporate purposes.  See "Use of Proceeds."

Nasdaq National Market Symbol..........................      OPMR


----------

(1) Issuable upon exercise of warrants held by the selling shareholder. See "Selling Shareholder."

(2) Computed as if the 2,606,462 unissued common shares underlying options (including reload options) and warrants not held by the selling shareholder were not outstanding. The 253,420 common shares underlying warrants held by the selling shareholder were treated as outstanding.

(3) We have filed a registration statement for a proposed public offering of our common shares, which will include the issuance by us to the public of 1,325,000 common shares (without giving effect to the exercise of the underwriters' overallotment option) and the issuance by us of an additional 560,000 common shares upon the exercise by four selling shareholders of share purchase options and warrants. For purposes of these calculations, we have assumed that such 1,885,000 common shares are not outstanding.

Where You Can Find Additional Information

     We file reports and other information with the Securities and Exchange Commission. We have filed a registration statement on Form F-3 with the Commission to register the common shares offered under this prospectus. This prospectus, which constitutes part of such registration statement, does not contain all of the information contained in the registration statement and its exhibits and schedules. You may review the registration statement without charge at the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which Internet site is located at http://www.sec.gov.

     Our statements in this prospectus about contracts, agreements and other documents are not necessarily complete, and you are encouraged to review the schedules and exhibits to the registration statement for a more complete description of the matter involved. Each such statement is qualified in its entirety by reference to the schedule or exhibit.

     We are required to furnish to our shareholders annual reports containing audited financial statements certified by our chartered accountants in Canada and quarterly reports containing unaudited financial data for the first three quarters of each fiscal year following the end of the respective fiscal quarter.

     The SEC allows us to "incorporate by reference" certain information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information which we incorporate by reference to our future SEC filings will automatically update and supersede this information. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on February 24, 2000, any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 and the description of the common shares being offered hereby contained in our Form 8-A filed with the SEC on July 14, 1996. We may also incorporate in this prospectus any Form 6-K which we file with the Securities and Exchange Commission by identifying in such Form that it is being incorporated by reference into this prospectus.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

                                       Optimal Robotics Corp.
                                       4700 de la Savane
                                       Suite 101
                                       Montreal, Quebec H4P 1T7
                                       Attention: O. Bradley McKenna
                                       (514) 738-8885

     We are a foreign private issuer under the rules and regulations of the Commission.

                                  RISK FACTORS


     You should carefully consider the following factors and other information in this prospectus before deciding to purchase our common shares.

     We have a history of losses. Prior to the second quarter of 1999, our operations generated losses. As of December 31, 1999, our accumulated deficit from inception was $5,625,622. There is no guarantee that we will be profitable in the future.

     We principally depend on one product. We believe that our near-term success depends principally on the sales volume of one product, the U-Scan Express. Our future success depends upon the continued acceptance of and demand for this one product, as well as new products that we may bring to market. If U-Scan Express experiences significant problems, competition from superior technology, or customer resistance, we could be harmed significantly. Sales growth will depend on our generating additional orders from existing U-Scan Express customers as well as finding new customers for the system. We believe that our customers will only purchase the U-Scan Express if they conclude that shoppers will use it and that there are benefits to the store from its installation. We believe that shoppers will use the U-Scan Express only if it is convenient, easy to use and reliable.

     We rely on a few customers for most of our revenues. We have 15 major retailers as customers, nearly all of which are supermarket chains, and we rely on these customers' continued willingness to install the U-Scan Express. We may not be able to generate new customers for the U-Scan Express.

     We may not be able to manage our growth. During the past several years, we have experienced significant growth in sales. As a result, we have had to hire and train additional skilled personnel. Should sales continue to increase, we will have to hire and train even more personnel to customize, install and support U-Scan Express. There is no assurance that we will be able to hire the skilled personnel we will need to meet increased demand should it develop. This is particularly true for installation and support personnel, for whom there is significant competition. If we are unable to hire such personnel, our sales may be adversely affected. Despite our recent growth, we are still a small company, and should demand for our products be unexpectedly strong, we may be unable to fill our orders.

     We rely on third party assembly. We currently depend upon PSC, Inc. to assemble U-Scan Express. PSC has the exclusive right to assemble U-Scan Express for us through December 31, 2000 (after which date PSC will cease assembly and we will commence assembling our systems). Prior to December 31, 2000, should PSC fail for any reason to produce enough systems to meet demand, we may be materially adversely affected. Furthermore, the inability to control the assembly of our primary product during this period could adversely affect us.

     We rely on third party suppliers. The U-Scan Express is assembled from components that are readily available from numerous suppliers. Although we may utilize a single supplier for particular components, given the open architecture of our system, we are not dependent on any single supplier for any particular component. Nevertheless, should any of our suppliers fail to deliver components to us in a timely manner, it could disrupt our business.

     The U-Scan Express is assembled in a single facility. PSC currently assembles the U-Scan Express in a single facility in Rochester, New York. Beginning January 1, 2001, we will assemble our systems in a single facility in Plattsburgh, New York. A disruption of operations at either facility for any reason, including labor unrest or natural disaster, may adversely affect our business and results of operations.

     We have limited experience assembling the U-Scan Express. We will assume assembly of our systems in our Plattsburgh, New York facility on January 1, 2001. Because we have not performed this function before, we may experience difficulties in assembling our systems or encounter logistical problems.

     We have pending patent infringement claims against us. In each of 1995 and 1996, we received a demand letter from the same claimant alleging that U-Scan Express infringes upon the claimant's patent. In July 1999, this claimant filed a civil action in the United States District Court for the District of Utah against us and PSC, the current assembler of U-Scan Express, alleging patent infringement. A second party also sent a demand letter to us alleging a different patent infringement. After consultation with counsel, we believe that the former claimant should not prevail in its lawsuit and that the latter claimant should not prevail if a lawsuit is brought to assert its claim, and that these claims will not have a material adverse effect on our business or prospects. However, no assurance can be given that a court will not ultimately determine that the system infringes upon one or both of such claimants' rights. A determination by a court that the system infringes upon either of the claimants' rights would have a material adverse effect on our business and results of operations.

     We may not be able to keep pace with changes in technology. The self-checkout industry is rapidly developing. The technology utilized by the U-Scan Express is changing rapidly, in part due to the evolving demands of our customers. To be successful, we will have to anticipate the demands of our customers and improve our existing products and develop new ones to satisfy them. If we fail to improve and develop products by the times and at the prices demanded by our customers, our business and prospects may be adversely affected. Our competitors may introduce new technology that is better than ours. If so, we will have to improve our technology in order to remain competitive. If we are unable to do so, there might be an adverse impact on us.

     We depend upon key personnel. Our future success depends to a great extent on the continued services of our senior management and other key personnel, including sales people. Our success will also depend upon our ability to hire and retain qualified personnel to assemble, install and support our systems, to improve our existing products and to develop new ones. These people will include:

     o    programmers and other software engineers,

     o    project managers,

     o    installers, and

     o    hardware and software support personnel.

The competition for these people may be significant. Should we have difficulty hiring or retaining qualified personnel, it could adversely affect our business and prospects.

     Competition could reduce revenue from the U-Scan Express. The market for checkout systems is very competitive. The chief rival for the U-Scan Express is the traditional manned checkout counter. Although the use of automated self-checkout systems such as the U-Scan Express is relatively new, we expect increasing competition for sales of this product. The barriers to entering this market may be low. Most of our competitors are larger and have greater financial and other resources. Competitors include NCR Corporation, Symbol Technologies, Inc. and Productivity Solutions, Inc. Additionally, PSC has announced its intention to enter this market after December 31, 2000. We may not be able to compete successfully against these and other companies with greater financial and other resources.

     Our  products  may contain  defects.  Our  products,  including  the U-Scan
Express, are complex and, despite extensive testing, may contain undetected flaws when first installed for a new customer. This is particularly true of the software in our products, which must be adapted to each customer's information systems. If serious, any such flaws could prevent or delay market acceptance of our products and cause us to incur substantial re-engineering expenses.

     Our directors and officers can influence shareholder actions through their share ownership. After this offering and the planned public offering of 2,000,000 of our common shares, including 675,000 common shares by four of our shareholders, our officers and directors will have the right to vote (if they were to exercise all vested options, including "reload" options, and warrants held by them) an aggregate of 1,852,000 common shares, which will amount to 12.3% of the then total outstanding shares (after giving effect to such exercises). This percentage of outstanding shares may permit these persons to determine the outcome of any matter submitted to a vote of our shareholders, including the election of directors, any amalgamation or consolidation, or the sale of all or substantially all of our assets.

     Share prices in technology stocks have been volatile. Recently, there have been substantial price and volume fluctuations in stock markets, and the prices of technology company shares have been particularly volatile. The price of our common shares in the stock market may move in ways that are unrelated or disproportionate to our operating performance. In addition to our performance, the following factors may cause the price of our common shares to fluctuate in the stock market:

     o    the introduction of new products by us or by competitors,

     o    business conditions in our markets,

     o    earnings forecasts by market analysts,

     o    sales of our common shares in the market,

     o    low trading volume of our common shares, and

     o    general economic conditions.

Other factors, both related and unrelated to us, may also cause fluctuations in our share price.

     We are at risk from foreign currency exchange rate fluctuations. A significant portion of our expenses is paid in Canadian dollars, while substantially all of our revenues are earned in U.S. dollars. If the Canadian dollar becomes stronger, the effective cost of our expenses (as reported in U.S. dollars) will increase. We have never tried to hedge our exchange rate risk, do not plan to begin to do so and may not be successful should we attempt to do so in the future.

     Future sales of common shares could depress the price of the common shares. Sales of significant numbers of common shares in the public market after this offering, or the perception that these sales will occur, may materially depress the market price of the common shares as well as restrict our ability to raise capital through future sales of common shares. We filed a registration statement on February 24, 2000 (as amended on March 7, 2000), under which we and four of our shareholders have registered up to two million of our common shares, excluding 300,000 shares issuable upon the exercise of the underwriters' over-allotment option. Of the 13,599,353 common shares that will be outstanding upon the termination of this offering and the closing of the 2,000,000 share offering, 12,817,085 shares (which number includes the 2,000,000 shares being sold in the larger offering) will be eligible for immediate resale in the public market without restriction. All of our directors and officers have agreed to certain lock-up arrangements prohibiting the sale of shares owned by them for specified periods in connection with the 2,000,000 share offering. Lock-up arrangements with the selling shareholders in the larger offering expire on February 24, 2001 and lock-up arrangements with our other officers and directors expire 90 days after the date of the final prospectus relating to the 2,000,000 share offering. Following the expiration of all of these lock-up periods, an aggregate of 2,355,750 additional shares (including shares underlying currently unvested options) may be sold by our affiliates into the public market, subject to certain volume and other limitations.

     Gerard Klauer Mattison & Co., Inc., the selling shareholder in this offering, has agreed to delay any sales of the common shares covered by the registration statement of which this prospectus forms a part until 90 days after the date of the final prospectus relating to the 2,000,000 share offering. After such time, Gerard Klauer may sell its shares in the public market.

     We have an effective Registration Statement covering up to 2,528,000 common shares issuable upon the exercise of outstanding options (including reload options) and warrants held by directors, officers, employees and consultants. Those common shares, when issued, will be eligible for immediate resale in the public market.

     Our quarterly operating results may vary. Our operating results have varied from quarter to quarter. In November and December, retailers focus on holiday season sales and not on installing checkout systems. As a result, sales in those months are generally less than sales in the rest of the year. We recognize revenue from the sale of a system when installation is completed and the customer has accepted it.

     We do not anticipate paying dividends in the near future. We intend to retain all of our earnings, if any, to finance operations and expand our business and do not anticipate paying any cash dividends in the foreseeable future.

     It may be difficult to enforce judgments against us or our affiliates. We are incorporated under the federal laws of Canada. Most of our directors and officers and the experts named herein are residents of Canada and all or a substantial portion of their assets and substantially all of our assets are located outside the United States. As a result, it may not be possible for shareholders to effect service of process within the United States upon such persons or to enforce against them judgments of U.S. courts under any U.S. securities laws. There is doubt as to the enforceability in Canada, in original actions or in actions for the enforcement of judgments of U.S. courts, of civil liabilities predicated upon the U.S. securities laws.

     Organized labor may resist U-Scan Express. The U-Scan Express displaces cashiers. For this reason, organized labor may seek provisions in collective bargaining agreements that prevent stores from installing U-Scan Express.

     Management has broad discretion to disburse proceeds. Management has broad discretion in determining how to utilize the approximately $18.7 million of proceeds that have been earmarked for general corporate purposes in our 2,000,000 share offering and upon the exercise by Gerard Klauer of its warrants. Pending their use, these offering and warrant exercise proceeds will be invested in short-term, investment grade, interest-bearing securities. The return on these investments may be less than what we would earn if the proceeds were put to use immediately.

     We may require additional financing. We believe that our present cash and cash equivalents along with our net proceeds from this offering will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. If, however, we need to raise additional funds for reasons that we currently do not anticipate, any securities that we issue in connection therewith may diminish the percentage ownership or voting rights of the holders of our common shares. Securities may be issued that have rights or preferences superior to the common shares that are being sold in this offering. Should we need to raise additional funds in the future, we may not be able to do so on any terms, or we may be unwilling to agree to the terms necessary to do so, and we would be adversely affected as a result of the failure to raise additional funds.

     We may be vulnerable to technological problems. We are a technology-oriented company and depend to a significant degree upon our ability to communicate on-line or by telephone with the systems that we have installed. If we are unable to access these systems due to technological problems beyond our control, it will have a material adverse effect on our ability to assist our customers. Additionally, if our customers are unable to reach us by telephone or via the Internet, we will also be unable to respond to questions or address serious problems faced by these customers. If our ability to communicate with our systems or our customers is impaired, our business may be adversely affected. We are also developing strategies to capitalize on e-commerce opportunities. The Internet is subject to security and privacy breaches which may impact us or our customers.

     Year 2000 remediation may involve significant time and expense and may reduce our future sales. All major and most minor third party providers of goods and services to us completed questionnaires that allowed us to assess their Year 2000 readiness prior to January 1, 2000. However, there is no assurance that we properly evaluated each third party's readiness through our review of the respective response. If a potential customer were to suffer Year 2000 related problems or set aside funds for Year 2000 expenditures while considering the purchase of a U-Scan Express, it is likely that any such purchase would be delayed. Additionally, we may face claims based on Year 2000 issues arising from the integration of multiple products within an overall system at a customer. To date, we have not been alerted to any difficulties on the part of our customers relating to Year 2000 issues, nor are we aware of any such delays in purchasing the system or claims resulting from its integration with a customer's store systems.

                           FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus contain forward-looking information. These statements are found in the sections entitled "Prospectus Summary," "Risk Factors," and "Use of Proceeds." They include information concerning:

     o    growth and operating strategy,

     o    liquidity and capital expenditures,

     o    use of proceeds of the offering,

     o    financing plans,

     o    industry trends, and

     o    payment of dividends.


     You can identify these statements by forward-looking words such as "expect," "believe," "goal," "plan," "intend," "estimate," "may," and "will" or similar words. These forward-looking statements involve known and unknown risks, uncertainties and other factors, including those described in the "Risk Factors" section and elsewhere in this prospectus, that could cause our actual results to differ materially from those anticipated in these forward-looking statements.

                                 USE OF PROCEEDS

     The common shares are being registered for the account of the selling shareholder. The Company will receive no proceeds from the sale of the common shares. In order to obtain the common shares it is offering, however, the selling shareholder must exercise warrants it holds. If it exercises all of the warrants, the aggregate exercise price payable to the Company will be $1,671,290. See "Selling Shareholder." Any amounts received by the Company upon the exercise of warrants will be used for general corporate purposes.

                               SELLING SHAREHOLDER

     The shareholder that is offering common shares with this prospectus is Gerard Klauer Mattison & Co., Inc. In connection with acting as lead underwriter for the Company's initial public offering in 1996, Gerard Klauer received warrants to purchase 240,600 common shares. These warrants are exercisable at $6.60 per share until they expire on October 30, 2001. Gerard Klauer also holds warrants to purchase 12,820 common shares that it purchased from investors that received them in a private financing the Company completed before its initial public offering. These warrants are exercisable at $6.50 per share until they expire on October 24, 2002. The common shares being offered by Gerard Klauer with this prospectus are the common shares that are issuable upon exercise of these warrants.

     Set forth below are Gerard Klauer's beneficial ownership of common shares before and after the offering under this prospectus.

                               Common Shares Owned

       Before this Offering                         Being Offered                        After this Offering
----------------------------------           --------------------------               -------------------------
    Number(1)           Percent(2)           Number(1)        Percent(2)              Number            Percent

     303,420               2.6%               253,420            2.2%                 50,000               *



*    under one percent (1%)

(1) Includes the 253,420 common shares that are issuable upon exercise of warrants and 50,000 common shares that Gerard Klauer holds directly in its own name. The common shares being offered are the shares underlying such warrants.

(2) Computed as if 2,606,462 unissued common shares underlying options (including reload options) and warrants not held by Gerard Klauer were not outstanding. Common shares underlying warrants held by Gerard Klauer were treated as outstanding.

(3) We have filed a registration statement for a proposed public offering of our common shares, which will include the issuance by us to the public of 1,325,000 common shares (without giving effect to the exercise of the underwriters' overallotment option) and the issuance by us of an additional 560,000 common shares upon the exercise by four selling shareholders of share purchase options and warrants. For purposes of these calculations, we have assumed that such 1,885,000 common shares are not outstanding.

     Gerard Klauer acted as a co-managing underwriter for our 1999 public offering, for which it received a customary fee. Gerard Klauer is acting as lead underwriter for our planned 2,000,000 share offering and will receive a customary fee in connection therewith.

                          DESCRIPTION OF SHARE CAPITAL

     Our authorized capital stock consists of an unlimited number of Class "A" shares without par value (being referred to throughout this prospectus as the "common shares"), an unlimited number of Class "B" shares without par value (the "Class B Preferred Stock") and an unlimited number of Class "C" shares without par value (the "Class C Preferred Stock"), of which 11,460,933 common shares were issued and outstanding as of March 6, 2000.

     The following is a description of the material rights of our authorized capital stock. This description does not purport to be complete and is qualified in its entirety by reference to our Articles of Incorporation, a copy of which has been previously filed with the Commission.

Common shares

     Dividend Rights

     Holders of common shares shall be entitled to receive, as and when declared by Optimal's Board of Directors, but subject to the prior rights of the Class C Preferred Stock and any other class of shares ranking prior to the common shares, dividends in such amounts to be determined by Optimal's Board of Directors in its sole discretion.

     Voting Rights

     Holders of common shares are entitled to cast one vote for each common share held of record on all matters acted upon at any shareholders' meeting (except meetings at which only the holders of another specified class or series of shares are entitled to vote pursuant to the Canada Business Corporations Act (the "CBCA")).

     Liquidation Rights

     The holders of common shares are entitled to receive the remaining property of Optimal in the event of its liquidation, dissolution or winding up or other distribution of its assets for the purpose of winding up its affairs, subject to the prior rights of any other class of shares ranking prior to the common shares in such circumstances.

Class B Preferred Stock

     Dividend Rights

     The holders of the Class B Preferred Stock are not entitled to receive any dividends thereon.

     Voting Rights

     Holders of the Class B Preferred Stock are entitled to cast one vote for each such share held of record on all matters acted upon at any shareholders' meeting (except meetings at which only the holders of another specified class or series of shares are entitled to vote pursuant to the CBCA).

     Redemption

     The Class B Preferred Stock at any time outstanding is redeemable at our option, in whole or in part, at any time or from time to time, upon payment to the holders of the shares to be redeemed of a sum equal to the amount paid-up thereon.

     Liquidation Rights

     The Class B Preferred Stock shall rank, with respect to the return of the amount paid-up thereon, in priority to the common shares, Class C Preferred Stock and all shares ranking junior to the Class B Preferred Stock in the event of the liquidation, dissolution or winding up of Optimal or other distribution of Optimal's assets for the purpose of winding up its affairs.

Class C Preferred Stock

     The Class C Preferred Stock may be issued from time to time in one or more series, the terms of each series including the number of shares, designation, rights, privileges, restrictions and conditions to be determined at the time of creation of each such series by Optimal's Board of Directors without shareholder approval, provided that all Class C Preferred Stock will rank, with respect to dividends and return of capital in the event of liquidation, dissolution or winding up of Optimal or other distribution of assets of Optimal for the purpose of winding up its affairs, pari passu among themselves and in priority to all common shares or shares of any class ranking junior to the Class C Preferred Stock.

Indemnification

     Our By-laws provide the following:

     Subject to the provisions of the CBCA, every director and officer of Optimal (including those who have acted at Optimal's request as an officer or director of a body corporate of which Optimal is or was a shareholder or creditor) and his heirs and legal representatives shall from time to time be indemnified and saved harmless by Optimal from and against all costs, charges and expenses reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of Optimal or such body corporate (including without limitation all losses, liabilities, costs, charges and expenses incurred by him in respect of any act or proceeding for the recovery of claims of employees or former employees of Optimal or such body corporate or in respect of any claim based upon the failure of Optimal to deduct, withhold, remit or pay any amount for taxes, assessments and other charges of any nature whatsoever as required by law), if

     (a) he acted honestly and in good faith with a view to the best interests of Optimal; and

     (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

     The By-laws also contain a provision eliminating the liability of directors or officers for losses, damages or other misfortunes of Optimal arising out of the execution of the duties of his office or in relation thereto, unless occasioned by his own wilful neglect or default (subject to compliance with the mandatory obligations and duties imposed by the CBCA and the regulations thereunder and the liability imposed for any breach thereof).

     Optimal shall also indemnify such person in such other circumstances as the CBCA may require.

Transfer Agent and Registrar

     The co-transfer agents and co-registrars for the common shares are Montreal Trust Company of Canada and The Bank of Nova Scotia Trust Company of New York.

          CERTAIN CANADIAN AND UNITED STATES INCOME TAX CONSIDERATIONS

Canadian Federal Income Tax Considerations

     The following is a general summary prepared by Goodman Phillips & Vineberg, Montreal, Quebec, of the material Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Canadian Tax Act") to holders of common shares who are not resident nor deemed to be resident in Canada, who deal at arm's length with Optimal, who are not affiliated with Optimal within the meaning of the Canadian Tax Act, who hold the common shares as capital property and who do not use or hold, and are not deemed to use or hold, the common shares in connection with a trade or business carried on, or deemed to be carried on in Canada at any time ("Non-Resident Holders"). In general, common shares will be considered to be capital property of a holder unless the holder holds the common shares as part of an adventure or concern in the nature of trade. This summary does not apply to any Non-Resident Holder who formerly resided in Canada and owned common shares upon ceasing to reside in Canada. Nor does this summary discuss special rules which may apply to a Non-Resident Holder that is an insurer, a "financial institution" or a "specified financial institution" within the meaning of the Canadian Tax Act, and accordingly, such persons should consult their own tax advisors.

     This summary is based upon the current provisions of the Canadian Tax Act, the regulations thereunder, proposed amendments thereto publicly announced by the Department of Finance, Canada prior to the date hereof, the provisions of the Canada-U.S. Income Tax Convention (1980) (the "Convention") and the current administrative practices of the Canada Customs and Revenue Agency (the "CCRA"). It has been assumed that the proposed amendments to the Canadian Tax Act and the regulations thereunder will be enacted and that there will be no other relevant amendments thereto. However, no assurance can be given in this respect. This summary does not otherwise take into account or anticipate any changes in law, whether by legislative, governmental or judicial action or changes in administrative practice of the CCRA.

     This summary is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any prospective investor and no representation with respect to the tax consequence to any particular investor is made. The summary does not address any aspect of any provincial or local tax laws or the tax laws of jurisdictions outside Canada or the tax considerations applicable to persons other than Non-Resident Holders. Accordingly, prospective investors should consult with their own tax advisors for advice with respect to the income tax consequences of an investment in common shares arising under any provincial or local tax laws or the tax laws of jurisdictions outside Canada. This summary assumes the common shares are listed and will continue to be listed on a prescribed stock exchange (which is currently contemplated to include the National Association of Securities Dealers Automated Quotation System (commonly known as "Nasdaq")).

     For purposes of the Canadian Tax Act, all amounts must be expressed in Canadian dollars, including dividends, adjusted cost base and proceeds of disposition; amounts denominated in U.S. dollars must be converted into Canadian dollars based on the currency exchange rate generally prevailing at the time such amounts arise.


     Dividends

     Amounts in respect of common shares paid or credited or deemed to be paid or credited as, on account or in lieu of payment of, or in satisfaction of, dividends to a Non-Resident Holder will generally be subject to Canadian non-resident withholding tax. Such withholding tax is levied at a basic rate of 25%, which may be reduced pursuant to the terms of an applicable tax treaty between Canada and the country of residence of the Non-Resident Holder. Currently, under the Convention, the rate of Canadian non-resident withholding tax is 15% on the gross amount of dividends beneficially owned by a Non-Resident Holder who is a resident of the United States for the purpose of the Convention and whose common shares in respect of which the dividends are paid are not effectively connected to a "permanent establishment" or "fixed base" in Canada. However, under the Convention, where such a beneficial owner is a company which owns at least 10% of the voting stock of Optimal, the rate of such withholding is reduced to 5%. In the case of certain tax exempt entities which are residents of the United States for purposes of the Convention, the withholding tax on dividends may be eliminated in those circumstances prescribed by the Convention.

     A purchase of common shares by Optimal (other than a purchase of common shares by Optimal on the open market in the manner in which shares are normally purchased by a member of the public) will give rise to a deemed dividend under the Canadian Tax Act equal to the difference between the amount paid by Optimal on the purchase and the paid-up capital of such shares determined in accordance with the Canadian Tax Act. The paid-up capital of such shares may be less than the Non-Resident Holder's cost of such shares. Any such dividend deemed to have been received by a Non-Resident Holder will be subject to non-resident withholding tax as described above. The amount of any such deemed dividend will reduce the proceeds of disposition of the common shares to the Non-Resident Holder for purposes of computing the amount of the Non-Resident Holder's capital gain or loss under the Canadian Tax Act. However, as described below, a loss on the disposition of the common shares may not be available to be used to offset capital gains arising from the disposition of other property.


     Disposition of Shares

     A Non-Resident Holder will not be subject to tax under the Canadian Tax Act in respect of any capital gain on a disposition or deemed disposition of common shares (including the death of the Non-Resident Holder) unless at the time of such disposition such shares constitute taxable Canadian property of the Non-Resident Holder for purposes of the Canadian Tax Act and such Non-Resident Holder is not entitled to relief under an applicable tax treaty. Provided the common shares are listed on a prescribed stock exchange at the time of disposition, such shares will generally not constitute taxable Canadian property of a Non-Resident Holder at the time of a disposition of such shares unless the Non-Resident Holder uses or holds or is deemed to use or hold such shares in or in the course of carrying on business in Canada or, at any time during the five-year period immediately preceding the disposition of such shares, not less than 25% of the issued shares of any class or series of the capital of Optimal belonged to the Non-Resident Holder, to persons with whom the Non-Resident Holder did not deal at arm's length, or to the Non-Resident Holder and persons with whom the Non-Resident Holder did not deal at arm's length (taking into account any interest in or option in respect of such shares). In any event, under the Convention, gains derived by a Non-Resident Holder who is a resident of the United States (within the meaning of the Convention) from the disposition of common shares will generally not be taxable in Canada unless the value of the common shares is derived principally from real property situated in Canada. If the common shares held by a Non-Resident Holder do not constitute taxable Canadian property or if a capital gain in respect of the common shares would because of a tax treaty be exempt from tax under the Canadian Tax Act, any capital loss arising upon the disposition of the common shares will not be available to be used to offset a capital gain realized in respect of another property, which may be subject to tax under the Canadian Tax Act. To the extent the common shares disposed of constitute taxable Canadian property, the Non-Resident Holder will be required to file a Canadian tax return, even if the gain arising from such a disposition is exempt from tax because of a tax treaty.

U.S. Federal Income Tax Considerations

     The following is a general summary prepared by Goodman Phillips & Vineberg, New York of the material U.S. federal income tax considerations applicable to an investment in common shares by U.S. Holders. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change (possibly on a retroactive basis) and to differing interpretations. The summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. investor based on such investor's particular circumstances. In particular, the following summary does not address the tax treatment of U.S. investors who are broker-dealers or who own, directly, indirectly or constructively, 10% or more of Optimal's outstanding voting stock, and certain U.S. investors (including without limitation, insurance companies, tax-exempt organizations, financial institutions, qualified retirement plans, real estate investment trusts, regulated investment companies and persons subject to the alternative minimum tax) who may be subject to special rules not discussed below. For purposes of this discussion, "U.S. Holder" means an individual citizen or resident of the United States, a corporation organized under the laws of the United States or any political subdivision thereof, an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, a trust if a court within the United States is able to exercise supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or any other U.S. person as defined under the Code or that is otherwise subject to U.S. federal income tax on a net income basis in respect of the common shares.

     This summary is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any prospective investor and no representation with respect to the U.S. federal income tax consequences to any particular investor is made. The summary does not address any aspect of any state or local tax laws or the tax laws of jurisdictions outside the United States or the tax considerations applicable to non-U.S. Holders. Accordingly, prospective investors should consult with their own tax advisers for advice with respect to the income tax consequences to them having regard to their own particular circumstances, including any consequences of an investment in common shares arising under any state or local tax laws or the tax laws of jurisdictions outside the United States.

     For U.S. federal income tax purposes, a U.S. Holder of common shares generally will realize, to the extent of Optimal's current and accumulated earnings and profits, ordinary income on the receipt of cash dividends on the common shares equal to the dollar value of such dividends on the date of receipt (based on the exchange rate on such date) without reduction for any Canadian withholding tax. To the extent, if any, that distributions made by Optimal to a U.S. Holder exceed the current and accumulated earnings and profits of Optimal, such distribution will be treated as a tax-free return of capital to the extent of such U.S. Holder's adjusted basis for such shares, and to the extent in excess of adjusted basis, as capital gain. Dividends paid on the common shares will not be eligible for the dividends received deduction available in certain cases to U.S. corporations. Generally, in the case of foreign currency received as a dividend that is not converted by the recipient into dollars on the date of receipt, a U.S. Holder will have a tax basis in the foreign currency equal to its dollar value on the date of receipt. Any gain or loss recognized upon a subsequent sale or other disposition of the foreign currency, including an exchange for dollars, will be ordinary income or loss.

     Subject to certain requirements and limitations imposed by the Code, a U.S. Holder may elect to claim the Canadian tax withheld or paid with respect to dividends on the common shares either as a deduction or as a foreign tax credit against the U.S. federal income tax liability of such U.S. Holder. In general, a U.S. Holder may utilize foreign tax credits only to the extent its tax liability results from including in taxable income its foreign source income, which would include any dividends paid by Optimal but generally would not include any gain realized upon a disposition of common shares. The requirements and limitations imposed by the Code with respect to the foreign tax credit are complex and beyond the scope of this summary, and consequently, prospective purchasers of common shares should consult with their own advisers to determine whether and to what extent they would be entitled to such credit.

     For U.S. federal income tax purposes, upon a sale or exchange of common shares, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized on such sale or exchange (or its U.S. dollar equivalent, determined by reference to the spot rate of exchange on the date of disposition, if the amount realized is denominated in a foreign currency) and the tax basis of such common shares. Subject to the passive foreign investment company rules discussed below, if the common shares are held as a capital asset, any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held such common shares for more than one year. Moreover, any such gain or loss will generally be treated as U.S. source income.

     If, for any taxable year of Optimal, 75% or more of Optimal's gross income consists of certain types of "passive" income or the average value during a taxable year of "passive assets" (generally assets that produce or are held to produce passive income) is 50% or more of the average value of all Optimal's assets, Optimal would be treated as a "passive foreign investment company" ("PFIC") for such year and succeeding years with respect to such U.S. Holders who were shareholders of Optimal during any taxable year in which Optimal was a PFIC. If Optimal is treated as a PFIC, U.S. Holders who do not make a special election to be taxed currently on their pro rata share of Optimal's income and gains, whether or not distributed, will be subject to increased tax liability upon the receipt of certain dividends or upon the sale or other disposition of their common shares. Moreover, any gain upon the disposition by U.S. Holders of their common shares will be characterized as ordinary income and taxed at ordinary income rates. Although Optimal does not anticipate being classified as a PFIC for U.S. federal income tax purposes, no assurance can be given as to its current or future PFIC status. Accordingly, U.S. Holders are urged to consult with their own tax advisers concerning the impact, if any, of the PFIC rules on their investment in Optimal's common shares.

                              PLAN OF DISTRIBUTION

     Gerard Klauer and any of its pledges, assignees and successors-in-interest may, from time to time, sell any or all of the common shares offered hereby on any stock exchange, market or trading facility on which the common shares trade or in private transactions. These sales may be at fixed or negotiated prices. Gerard Klauer may use any one or more of the following methods when selling shares:

     o    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o one or more broker-dealers may agree with Gerard Klauer to sell a specified number of common shares at a stipulated price per share;

     o    a combination of any of the previously mentioned methods of sale; and

     o    any other method permitted pursuant to applicable law.

     Gerard Klauer may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

     Gerard Klauer may also engage in short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of these securities and may sell and deliver common shares in connection with these transactions. Gerard Klauer may pledge their common shares to brokers pursuant to the margin provisions of customer agreements. If Gerard Klauer defaults on a margin loan, the broker may, from time to time, offer and sell the pledged common shares.

     Gerard Klauer may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from Gerard Klauer (or from the purchaser if any broker-dealer acts as agent for the purchaser of common shares) in amounts to be negotiated. Gerard Klauer does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     Gerard Klauer is an underwriter with respect to the 12,820 common shares underlying the warrants that it purchased from other investors. Gerard Klauer and any broker-dealers or agents that sell the common shares may be deemed to be underwriters within the meaning of the Securities Act in connection with the sales of the remaining 240,600 shares hereunder. To the extent that Gerard Klauer and any other broker-dealers are deemed to be underwriters, commissions received by the broker-dealers or agents and any profit on the resale of the common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The registration statement of which this prospectus is a part was filed by the Company at the request of Gerard Klauer pursuant to the registration rights provided for in the warrant granted by the Company to Gerard Klauer when it acted as lead underwriter for the Company's initial public offering. As required by that agreement, the Company is bearing all the expenses of registering the common shares being offered by Gerard Klauer except for any underwriting discounts or sales commissions payable upon sale of the common shares and the Company will indemnify Gerard Klauer against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     The Company has not registered the common shares for sale under the securities laws of any state or other political subdivision of the United States. Brokers or dealers effecting transactions in the common shares should confirm the registration thereof under the securities laws of the states in which these transactions occur, or the existence of any exemption from registration.

                                  LEGAL MATTERS

     Certain legal matters in connection with the common shares have been passed upon for us by Goodman Phillips & Vineberg, Montreal, Quebec. Leon P. Garfinkle, a partner in Goodman Phillips & Vineberg, is a director of Optimal.


                                     EXPERTS

     The financial statements incorporated by reference in this prospectus as of December 31, 1999 and 1998 and for each of the years ended December 31, 1999,
1998 and 1997 have been audited by PricewaterhouseCoopers LLP, Chartered Accountants in Canada, and are included in reliance upon such reports given upon the authority of PricewaterhouseCoopers LLP as experts in auditing and accounting.

--------------------------------------------------------------------------------

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common shares means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these common shares in any circumstances under which the offer or solicitation is unlawful.


                               TABLE OF CONTENTS

                                                        Page

                PROSPECTUS SUMMARY...................... 1

                RISK FACTORS............................ 3

                USE OF PROCEEDS......................... 7

                SELLING SHAREHOLDER..................... 7

                DESCRIPTION OF SHARE CAPITAL............ 8

                CERTAIN CANADIAN AND UNITED
                   STATES INCOME TAX CONSIDERATIONS.... 10

                PLAN OF DISTRIBUTION................... 13

                LEGAL MATTERS.......................... 14

                EXPERTS................................ 14

--------------------------------------------------------------------------------


                                 253,420 Shares



                                  Common Shares





                                   PROSPECTUS






                                 March 17, 2000


--------------------------------------------------------------------------------

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The estimated expenses payable by the registrant in connection with the issuance and distribution of the securities being registered are as follows:

     SEC Registration Fee...........................         $  2,153.44
     Accounting Fees and Expenses...................         $  9,000.00
     Legal Fees and Expenses........................         $ 15,000.00
     Miscellaneous Expenses.........................         $ 10,000.00
                                                             -----------

         Total......................................         $ 36,153.44
                                                             ===========

Item 15.  Indemnification of Directors and Officers

     The Company's By-laws provide the following:

     Subject to the provisions of the Canada Business Corporations Act ("CBCA"), every director and officer of the Company (including those who have acted at the Company's request as an officer or director of a body corporate of which the Company is or was a shareholder or creditor) and his heirs and legal representatives shall from time to time be indemnified and saved harmless by the Company from and against all costs, charges and expenses reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Company or such body corporate (including without limitation all losses, liabilities, costs, charges and expenses incurred by him in respect of any act or proceeding for the recovery of claims of employees or former employees of the Company or such body corporate or in respect of any claim based upon the failure of the Company to deduct, withhold, remit or pay any amount for taxes, assessments and other charges of any nature whatsoever as required by law), if

     (a) he acted honestly and in good faith with a view to the best interests of the Company; and

     (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

     The By-laws also contain a provision eliminating the liability of directors or officers for losses, damages or other misfortunes of the Company arising out of the execution of the duties of his office or in relation thereto, unless occasioned by his own wilful neglect or default (subject to compliance with the mandatory obligations and duties imposed by the CBCA and the regulations thereunder and the liability imposed for any breach thereof).

     The Company shall also indemnify such person in such other circumstances as the CBCA may require.

Item 16.       Exhibits

Exhibit
Number        Exhibit

    4         Specimen certificate of the common shares
    5         Opinion of Goodman Phillips & Vineberg
   21         Subsidiaries
   23.1       Consent of Goodman Phillips & Vineberg (included in Exhibit 5)
   23.2       Consent of PricewaterhouseCoopers LLP
   23.3       Consent of CT Corporation
   24.1       Power of attorney (included on the signature page of
                the registration statement)

Item 17.  Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that that in the opinion of the Securities and Exchange

     Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          provided, however, that paragraphs

          (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.


     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by
          Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus by means of a post-effective amendment, financial statements required pursuant to this paragraph
          (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, on the 15th day of March, 2000.

                                            OPTIMAL ROBOTICS CORP.
                                            (Registrant)


                                            By:        /s/ Holden L. Ostrin
                                                       --------------------
                                                       Holden L. Ostrin
                                                       Co-Chairman

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.


        Signature                                Title                                Date

           *                             Director (Principal Executive          March 15, 2000
------------------------------           Officer)
    Neil S. Wechsler


    /s/ Holden L. Ostrin                 Director                               March 15, 2000
-----------------------------
    Holden L. Ostrin


           *                             Director                               March 15, 2000
------------------------------
    Henry M. Karp


           *                             Director                               March 15, 2000
------------------------------
    Leon P. Garfinkle


           *                             Director (Authorized                   March 15, 2000
------------------------------           Representative in the United States)
    James S. Gertler



           *                             Principal Financial and                March 15, 2000
------------------------------           Accounting Officer
    Gary S. Wechsler


            * By:    /s/ Holden L. Ostrin
                  ------------------------------
                      Holden L. Ostrin
                      Under Power-of-Attorney

                                  EXHIBIT INDEX


    Exhibit
    Number                          Exhibit
    -------                         -------

         4 Specimen certificate of the common shares (incorporated by reference to Exhibit 1.1 to the Company's Registration Statement on Form 8, File No. 0-28572, filed with the Commission on July 17, 1996)

         5     Opinion of Goodman Phillips & Vineberg*

        21     Subsidiaries*

      23.1     Consent of Goodman Phillips & Vineberg (included in Exhibit 5)*

      23.2     Consent of PricewaterhouseCoopers LLP**

      23.3     Consent of CT Corporation*

       24.1 Power of attorney (included on the signature page of the registration statement)*

*    Previously filed
**   Supercedes previously filed Exhibit 23.2